================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                             ----------------------


     Date  of  Report  (Date  of  earliest  event  reported):  NOVEMBER 12, 2001



                          BRIGHAM EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)



           DELAWARE                     000-22433              75-2692967
 (State  or  other  jurisdiction      (Commission          (IRS  Employer
       of  incorporation)              File  Number)        Identification  No.)

                            6300 BRIDGEPOINT PARKWAY
                            BUILDING TWO, SUITE 500
                              AUSTIN, TEXAS 78730
          (Address, including zip code, of principal executive offices)

       Registrant's telephone number, including area code: (512) 427-3300


================================================================================

Item  5.  OTHER  EVENTS.

          On November 6, 2001, Brigham Exploration Company ("Brigham") announced its financial results for the third quarter ended September 30, 2001, and provided guidance for fourth quarter financial results. A copy of Brigham's press release that provided these announcements is attached hereto as Exhibit 99.1.

Item  7.  FINANCIAL  STATEMENTS  AND  EXHIBITS.

          (c)  Exhibits

                    Item       Exhibit
                    ----       -------

                    99.1*      Press  Release  dated
                               November  6,  2001.

-----------
*  filed  herewith.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           BRIGHAM  EXPLORATION  COMPANY



Date:     November  12,  2001                        By: /s/ Curtis  F. Harrell
                                                         ----------------------
                                                     Curtis  F.  Harrell
                                                     Executive Vice President &
                                                     Chief Financial Officer

                                INDEX TO EXHIBITS

                     Item  Number                 Exhibit
                     ------------                 -------

                     99.1*                     Press Release dated
                                               November 6, 2001.

                                                                    EXHIBIT 99.1

[GRAPHIC OMITED]
BRIGHAM                                                             NEWS RELEASE
Exploration Company                                        FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS THIRD QUARTER 2001 FINANCIAL RESULTS, INCLUDING 42% INCREASE IN PRODUCTION AND 119% GROWTH IN CASH FLOW
================================================================================

     Austin, TX -- (Business Wire) - November 6, 2001 -- Brigham Exploration Company (NASDAQ:BEXP) today announced its financial results for the third quarter 2001. Brigham continues to post outstanding financial results, including significant growth in production volumes and cash flow from levels achieved in the third quarter 2000.

Highlights  of  Brigham's  financial  performance for the third quarter include:

-- Production volumes averaged 28.8 MMcfe per day for the third quarter 2001. This represents a 42% increase over 20.3 MMcfe per day in production for the same three month period a year ago;

-- EBITDA increased 77% to $6.4 million from $3.6 million for the third quarter 2000 due to the combined effects of higher production volumes and improvement in realized natural gas prices; and

-- Operating cash flow for the quarter more than doubled to $5.4 million from $2.5 million for the same period a year ago.

THIRD  QUARTER  2001  RESULTS

     Average net daily production volumes for the three-month period ended September 30, 2001 were 28.8 Mmcfe. Average net daily production consisted of
19.9 MMcf of natural gas and 1,493 barrels of oil per day and was 42% higher than average net daily equivalent production volumes recorded for the same period last year. Natural gas and oil sales for the third quarter 2001 increased by $3.4 million to $8.8 million, representing an increase of 65% over sales for the same period last year. Of this net increase, 33% ($1.1 million) was attributable to a 16% increase in the average realized equivalent oil and natural gas sales price and 67% ($2.3 million) was attributable to a 42% increase in net equivalent production volumes.

     In the third quarter 2001, lease operating expenses increased by 7% on a per unit of production basis to average $0.32 per Mcfe ($842,000) as compared to $0.30 per Mcfe ($541,000) in the third quarter 2000. The increase in lease operating expense is primarily due to an increase in the number of producing wells in which the Company owns an interest and an increase in well repair and maintenance costs. Production taxes decreased 25% to $415,000 for the third quarter 2001 and decreased by 47% on a per unit of production basis to average $0.16 per Mcfe when compared to third quarter 2000 figures. The decrease in production taxes is primarily attributable to lower pre-hedge natural gas and crude oil prices for the third quarter 2001 as well as production tax reimbursements related to wells that qualify for severance tax refunds. On a per unit of production basis, net general and administrative expenses for the third quarter 2001 decreased 8% to average $0.36 per Mcfe ($934,000). The decrease in general and administrative expense per unit was principally due to growth rates in production volumes that exceed the rate of increase in net general and administrative expense. Depletion expenses were $3.2 million ($1.25 per Mcfe), or 3% higher than the $1.21 per Mcfe in the prior year quarter. Net interest expense decreased 52% to $1.6 million for the third quarter 2001 from $3.3 million for the prior year period as a result of reduced borrowings and lower interest rates that resulted largely from the refinancing of Brigham's senior subordinated notes during the fourth quarter 2000.

     Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) increased by 77% to $6.4 million for the third quarter 2001 from $3.6 million for the third quarter 2000. Operating cash flow for the third quarter 2001 was $5.4 million, a 119% increase over the $2.5 million achieved for the same period in 2000. Brigham reported net income of $2.9 million ($0.17 per diluted share) for the third quarter 2001 compared to a net loss of $5.3 million ($0.32 per diluted share) for the prior year period. Excluding the non-cash income (expense) associated with the change in fair market value of certain hedging contracts, Brigham would have reported net income of $758,000 ($0.04 per diluted share) for the third quarter 2001 as compared to a loss of $2.1 million ($0.13 per diluted share) for the third quarter of 2000.

     Capital expenditures during the third quarter 2001 totaled $8.9 million, including $6.7 million related to drilling, $523,000 for land, geophysical and geological ("G&G") activities and $1.6 million for capitalized interest, overhead expenses and other property and equipment. Thus far in 2001, Brigham has invested $21.7 million in its drilling program, $2.4 million for land and G&G activities and $4.7 million for capitalized interest, overhead expenses and other property and equipment. Capital expenditures for the year are now forecast to total $38 million, including $28 million for drilling and $4 million for land and G&G.


FOURTH  QUARTER  2001  RESULTS  GUIDANCE

     The following forecasts and estimates of Brigham's fourth quarter 2001 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects fourth quarter 2001 production volumes to average between 25 and 28 MMcfe per day, 70% of which consists of natural gas. For the fourth quarter 2001, lease operating expenses are projected to be $0.33 per Mcfe, production taxes are projected to be 5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $1.0 million
($0.40  to  $0.44  per  Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $2.75 per MMBtu for natural gas and $21.50 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $6.3 and $7.1 million and EBITDA of between $4.2 million and $4.9 million for the fourth quarter 2001.

MANAGEMENT  COMMENT

     Bud Brigham, the Company's Chairman, CEO and President, stated, "Our Company is experiencing a dramatic year of growth in production volumes and cash flow, driven primarily by our drilling successes early in 2001. Beginning in the third quarter, due to the significant drop in natural gas prices and the extremely high costs for drilling rigs and services, we slowed our remaining 2001 drilling program. Despite that slowdown we've had significant recent drilling successes, including our Triple Crown Field discovery, that have yet to materially impact our production volumes."

     Bud Brigham further stated, "These discoveries should have a substantial impact on our year end reserves, but their impact on our fourth quarter production volumes is dependent on how quickly we can get these wells producing to sales. Regardless, these discoveries are expected to fully impact our first quarter 2002 production, and should provide us with a substantial developmental drilling program for several years to come."

CONFERENCE  CALL  INFORMATION

     Brigham management will host a conference call to discuss the company's third quarter 2001 operational and financial results with investors, analysts and other interested parties on Wednesday, November 7th, at 9:00 a.m. Central time. To participate in the call, please dial 800-355-7995 and ask for the Brigham Exploration conference call (conference reservation number 19885151). A telephone recording of the conference call will be available to interested parties approximately one hour after the call is completed through 11:00 a.m.
Central  time  on  Tuesday,  November 13th. To access the recording, please dial
800-633-8284. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is a leading exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact IR at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.


Contact:       John Turner, Manager - Finance & Investor Relations
               (512) 427-3300 / investor@bexp3d.com
                                -------------------

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)

                                                                       Three Months Ended     Nine Months Ended
                                                                          September 30,         September 30,
                                                                       -----------------------------------------
                                                                         2000       2001       2000       2001
                                                                       ---------  --------  ----------  --------
Revenues:
   Natural gas and oil sales                                           $  5,362   $ 8,848   $  14,502   $26,220
   Other revenue                                                              3        23          52       198
                                                                       ---------  --------  ----------  --------
                                                                       $  5,365   $ 8,871   $  14,554   $26,418
Costs and expenses:
   Lease operating                                                          541       842       1,502     2,332
   Production taxes                                                         554       415       1,253     1,503
   General and administrative                                               718       934       2,166     2,708
   Depletion of natural gas and oil properties                            2,207     3,244       5,791     8,903
   Depreciation and amortization                                            147       140         430       375
                                                                       ---------  --------  ----------  --------
                                                                       $  4,167   $ 5,575   $  11,142   $15,821
                                                                       ---------  --------  ----------  --------
   Operating income                                                    $  1,198   $ 3,296   $   3,412   $10,597

Interest expense, net                                                    (3,291)   (1,595)     (9,097)   (5,180)
Interest income                                                              24        63          80       230
Other income (expense) (a)                                               (3,276)    1,842      (6,266)    7,827
                                                                       ---------  --------  ----------  --------
   Income (loss) before income taxes                                    ($5,345)  $ 3,606    ($11,871)  $13,474
Income tax expense                                                            -         -           -         -
                                                                       ---------  --------  ----------  --------
   Net income (loss)                                                    ($5,345)  $ 3,606    ($11,871)  $13,474
Preferred stock dividend & accretion                                          -       659           -     1,776
                                                                       ---------  --------  ----------  --------
   Net income (loss) to common                                          ($5,345)  $ 2,947    ($11,871)  $11,698
                                                                       =========  ========  ==========  ========

Net income (loss) to common per share:
   Basic                                                                 ($0.32)  $  0.18      ($0.73)  $  0.73
   Diluted                                                                (0.32)     0.17       (0.73)     0.67

Wt. avg. common shares outstanding:
   Basic                                                                 16,713    15,984      16,237    15,983
   Diluted                                                               16,713    17,036      16,237    17,469

   (a)   Includes non-cash income (expenses) related to changes
         in the fair market value of certain hedging contracts of:      ($3,316)  $ 2,189     ($5,683)  $ 9,217

                PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                   (unaudited)

                                                                Three Months Ended   Nine Months Ended
                                                                   September 30,       September 30,
                                                                 -----------------  ------------------
                                                                   2000     2001      2000      2001
                                                                 --------  -------  --------  --------
Avg. net daily production:
   Natural gas (MMcf)                                               14.1     19.9      12.1      19.5
   Oil (Bbls)                                                      1,027    1,493     1,039     1,262
   Equivalent natural gas (MMcfe) (6:1)                             20.3     28.8      18.3      27.1
Total net production:
   Natural gas (MMcf)                                              1,270    1,790     3,257     5,266
   Oil (MBbls)                                                        92      134       281       341
   Equivalent natural gas (MMcfe) (6:1)                            1,824    2,596     4,941     7,311
   % Natural gas                                                      70%      69%       66%       72%
Sales prices:
   Natural gas ($/Mcf) (a)                                       $  1.99   $ 3.05   $  1.97   $  3.30
   Oil ($/Bbl) (a)                                                 30.62    25.26     28.79     25.91
   Equivalent natural gas ($/Mcfe) (6:1)                            2.94     3.41      2.94      3.59
Other financial data:
   EBITDA ($000) (b)                                             $ 3,616   $6,396   $ 9,410   $18,715
   Operating cash flow before changes in working capital ($000)    2,451    5,364     6,548    15,062

   (a)   Includes the effects of hedging gains (losses) of:
         Natural gas ($/Mcf)                                      ($2.27)  $ 0.00    ($1.58)   ($1.52)
         Oil ($/Bbl)                                               (0.41)   (0.21)    (0.14)    (0.45)
   (b)   Net income (loss) plus interest expense, DD&A expenses,
         deferred  income  taxes  and  other  non-cash  items.

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)

                                                  December 31,   September 30,
                                                      2000            2001
                                                  -------------  --------------
Assets:
   Current assets                                 $      10,673  $       22,455
   Natural gas and oil properties, at cost, net         129,490         149,174
   Other property and equipment, at cost, net             1,341           1,295
   Other non-current assets                               5,407           3,406
                                                  -------------  --------------
      Total assets                                $     146,911  $      176,330
                                                  =============  ==============

Liabilities and stockholders' equity:
   Current liabilities                            $      17,899          18,009
   Notes payable                                         75,000          75,000
   Senior subordinated notes, net                         7,000          16,498
   Other non-current liabilities                          3,697             253
                                                  -------------  --------------
      Total liabilities                           $     103,596  $      109,760
   Redeemable preferred stock, net                        8,558          15,308
   Stockholders' equity                                  34,757          51,262
                                                  -------------  --------------
      Total liabilities and stockholders' equity  $     146,911  $      176,330
                                                  =============  ==============


                  SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands) (unaudited)

                                                                Three Months Ended    Nine Months Ended
                                                                   September 30,        September 30,
                                                               -------------------  ---------------------
                                                                 2000       2001       2000       2001
                                                               ---------  --------  ----------  ---------
Cash flows from operating activities:
   Net income (loss)                                            ($5,345)  $ 3,606    ($11,871)  $ 13,474
   Depletion, depreciation and amortization                       2,354     3,384       6,221      9,278
   Interest paid through issuance of add'l senior sub. notes      1,572       220       4,575        498
   Amortization of deferred loan fees                               298       343         987      1,029
   Amortization of discount on senior subordinated notes            256         -         673          -
   Amortization of deferred loss on derivatives instruments           -         -         280          -
   Market value adjustment for derivatives instruments            3,316    (2,189)      5,683     (9,217)
                                                               ---------  --------  ----------  ---------
      Operating cash flow                                      $  2,451   $ 5,364   $   6,548   $ 15,062
   Changes in working capital and other items                      (818)    1,982      (8,682)    (1,197)
                                                               ---------  --------  ----------  ---------
      Cash flows provided (used) by operating activities       $  1,633   $ 7,346     ($2,134)    13,865

Cash flows (used) provided by investing activities               (7,412)   (8,355)    (19,088)   (26,318)
Cash flows (used) provided by financing activities                5,766        93      18,540     18,932
                                                               ---------  --------  ----------  ---------
   Net increase (decrease) in cash and cash equivalents            ($13)    ($916)    ($2,682)  $  6,479
                                                               =========  ========  ==========  =========

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                                                 Three Months Ended  Nine Months Ended
                                                                     September 30,     September 30,
                                                                  -----------------  -----------------
                                                                    2000     2001      2000     2001
                                                                  --------  -------  --------  -------
Revenues:
   Natural gas and oil sales                                      $  2.94   $ 3.41   $  2.94   $ 3.59
   Other revenue                                                     0.00     0.01      0.01     0.03
                                                                  --------  -------  --------  -------
                                                                  $  2.94   $ 3.42   $  2.95   $ 3.61
Costs and expenses:
   Lease operating                                                   0.30     0.32      0.30     0.32
   Production taxes                                                  0.30     0.16      0.25     0.21
   General and administrative                                        0.39     0.36      0.44     0.37
   Depletion of natural gas and oil properties                       1.21     1.25      1.17     1.22
   Depreciation and amortization                                     0.08     0.05      0.09     0.05
                                                                  --------  -------  --------  -------
                                                                  $  2.28   $ 2.15   $  2.26   $ 2.16
                                                                  --------  -------  --------  -------
   Operating income                                               $  0.66   $ 1.27   $  0.69   $ 1.45

Interest expense, net (a)                                           (1.79)   (0.59)    (1.83)   (0.68)
Other income (expense) (b)                                           0.02    (0.13)    (0.12)   (0.19)
                                                                  --------  -------  --------  -------
Adjusted net income before preferred stock dividend & accretion    ($1.11)  $ 0.55    ($1.25)  $ 0.58
                                                                  ========  =======  ========  =======

   (b)   Net  of  capitalized  interest  and  interest  income.
   (b) Adjusted to exclude non-cash income (expense) related to changes in the fair market value of certain hedge contracts.